Exhibit 10.1

March 20, 2026

PLBY (BVI) LIMITED,

PLAYBOY ENTERPRISES, INC.,

UTG BRANDS MANAGEMENT GROUP LIMITED

and

PLAYBOY CHINA (BVI) LIMITED

SHAREHOLDERS AGREEMENT

i

6.	EMPLOYEE ARRANGEMENTS; STAFF COSTS		20

	6.1	Employee Arrangements; Staff Costs	20

7.	INFORMATION; REPORTING AND INTELLECTUAL PROPERTY		20

	7.1	Financial Information	20
	7.2	Accounting Policies	21
	7.3	Fiscal Year	21
	7.4	PLBY Audit	21
	7.5	Inspection Rights	21
	7.6	Change in Tax Treatment	22
	7.7	Compliance with Applicable Law	22
	7.8	Intellectual Property	22

8.	RESTRICTIONS ON TRANSFER		22

	8.1	Transfer Restrictions	22
	8.2	Permitted Transferees	26
	8.3	Void Transfers	27

9.	DRAG ALONG RIGHTS		27

	9.1	Drag Along Rights	27
	9.2	Drag-Along Notice	28
	9.3	Completion of Transfer pursuant to Drag-Along Sale	28

10.	TERMINATION AND DEFAULT		28

	10.1	Termination	28
	10.2	Termination of UTG Management Agreement	30
	10.3	Survival	30

11.	SECURITY INTEREST		30

	11.1	Grant of Security Interest; Scope; Perfection; Negative Pledge	30
	11.2	UTG Default; Notice; Dispute; Cure	31
	11.3	Release	32

12.	ANNOUNCEMENTS AND PUBLICITY; CONFIDENTIALITY		32

	12.1	Announcements and Publicity	32
	12.2	Confidentiality	33

13.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS		34

	13.1	Representations and Warranties	34
	13.2	Controlled by UTG Parent	35
	13.3	Controlled by PLBY Parent	35

14.	APPROVAL OF ANNUAL BUDGET AND BUSINESS PLAN		35

	14.1	Delivery of Plan	35
	14.2	Review of Plan	35

15.	WAIVERS OF SHARE RIGHTS AND RESTRICTIONS / LIMITATIONS ON TRANSFER		36

16.	GOVERNING LAW; DISPUTE RESOLUTION		36

	16.1	Governing Law	36
	16.2	Dispute Resolution	37

17.	MISCELLANEOUS		37

	17.1	Amendments and Waivers	37
	17.2	Language	38
	17.3	Notices	38
	17.4	No Partnership	39
	17.5	Costs and Expenses	39
	17.6	Counterparts	39
	17.7	Further Assurance	39
	17.8	Entire Agreement	39
	17.9	Successors and Assigns	40
	17.10	Enforcement	40
	17.11	Severability	41
	17.12	No Recourse	41
	17.13	Conflicts with Other Documents	41

INDEX OF DEFINED TERMS

Term	Section

Affiliate	1.1
Agreement	Preamble
Applicable Law	1.1
Approved Operating Budget	14.2
Articles	1.1
Available Cash	1.1
Board	1.1
Business	1.1
Business Day	1.1
BVI	1.1
Class A Distribution Percentage	1.1
Class A Shares	1.1
Class B Distribution Percentage	1.1
Class B Shares	1.1
Class B Threshold Amount	1.1
Company	Preamble
Company Securities	1.1
Confidential Information	12.2.1
Control	1.1
Cumulative Dividend	3.4.1(a)
Deadlock	5.5.1
Directors	5.1
Dispute	16.2.1
Drag-Along Notice	9.2
Drag-Along Sale Period	9.3.1
Effective Date	Preamble
Exercise Notice	4.4.1
Final Offer	8.1.2(b)
Fraud	1.1
Governmental Authority	1.1
Gross Distributable Income	1.1
Group	1.1
Group Company	1.1
HKFRS	1.1
Hong Kong	1.1
Hong Kong Subsidiary	1.1
Intellectual Property	1.1
Initial Period	3.1
Issuance Notice	4.4
Lien	1.1
Master License Agreement	1.1
Mediation	5.5.2
Mediator	5.5.2
Minimum Distribution Amount	1.1

Term	Section

Offer Exercise Period	8.1.2(c)
Offer Notice	8.1.2(b)
Offer Terms	8.1.2(b)
Parties	Preamble
Party	Preamble
Permitted Transferee	1.1
Person	1.1
PLBY	Preamble
PLBY Director	5.1.1
PLBY IP License	1.1
PLBY IP Transfer Agreement	1.1
PLBY Parent	Preamble
PLBY Trademark	1.1
PRC	1.1
PRC GAAP	1.1
Pre-Emptive Period	4.4.1
Prohibited IP Acquisition	10.2(c)
Proposed Securities	4.4
Purchase Agreement	1.1
Purchase Completion Date	1.1
Relevant Waiver Shares	15.1
Restricted Transfer	8.1.2(a)
Rules	16.2.1
Sale Notice	9.5
Shares	1.1
Shareholder	Preamble
Shareholders	Preamble
Shortfall Amount	4.2.1
Shortfall Notice	4.2.1
Subsidiary	1.1
Tax	1.1
Territory	1.1
Third Party	1.1
Third-Party Offer	8.1.2(b)
Threshold Amount	1.1
Transaction Documents	1.1
Transfer	1.1
US GAAP	1.1
UTG	Preamble
UTG Default	1.1
UTG Director	5.1.2
UTG Management Agreement	1.1
UTG Management Services	1.1
UTG Parent	Preamble
UTG Repayment Amount	3.1.3(a)

v

Term	Section

Waived Rights and Privileges	15.1
Waiving Shareholders	15.1
WFOE	1.1
Year	1.1

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made on March 20, 2026 (the “Effective Date”),

BETWEEN:

(1)

PLBY (BVI) Limited, a BVI business company incorporated in the British Virgin Islands with company number 2118329 and having its registered office at Ritter House, Wickhams Cay II, P.O. Box 3170, Road Town, Tortola, VG1110, British Virgin Islands (“PLBY”);

(2)	Playboy Enterprises, Inc., a Delaware corporation (“PLBY Parent”);

(3)	UTG Brands Management Group Limited, a company incorporated in Hong Kong with its registered office at 5/F, Kam Sang Building, 257 Des Voeux Road Central, Hong Kong (“UTG”);

(4)

Playboy China (BVI) Limited, a BVI business company incorporated in the British Virgin Islands with company number 2118662 and having its registered office at Ritter House, Wickhams Cay II, P.O. Box 3170, Road Town, Tortola, VG1110, British Virgin Islands (the “Company”); and

(6)

PLBY and UTG each shall be individually referred to as a “Shareholder” and collectively referred to as the “Shareholders”. PLBY, PLBY Parent, UTG, and the Company each shall be individually referred to as a “Party” and collectively referred to as the “Parties.”

WHEREAS:

(A)

As of the Effective Date, (i) PLBY holds 5,000 Class A Shares (as defined below) and 3,333 Class B Shares (as defined below), representing in the aggregate approximately 83.33% of the issued Shares of the Company; and (ii) UTG holds 1,667 Class B Shares, representing approximately 16.67% of the issued Shares of the Company.

(B)

Each of the Parties desires to promote the interests of the Group (as defined below) and the interests of the Parties by establishing herein certain terms and conditions upon which Company Securities will be held by the Shareholders.

IT IS AGREED as follows:

1.	DEFINITIONS

1.1	Definitions.

As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person; provided that for purposes of this Agreement, in each instance where “Affiliate” is used to reference Affiliates of PLBY and UTG, such Affiliates shall exclude the Group Companies.

“Applicable Law” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states or territories, or between states, territories or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time.

“Articles” means the Amended and Restated Memorandum and Articles of Association of the Company, in the form mutually agreed by PLBY and UTG, as amended and/or restated from time to time.

“Available Cash” means the aggregate amount of unrestricted cash as of such date of determination held in bank accounts of the Group less near-term working capital needs as reasonably determined by the Board and substantially consistent with the Approved Operating Budget; provided, that, Available Cash shall not include any portion of the Adjustment Amount (as defined in the Purchase Agreement) payable to PLBY.

“Board” means the board of directors of the Company.

“Brand Support Services Agreement” means that certain brand support services agreement between UTG and Playboy Enterprises International, Inc., dated as of the date hereof.

“Business” means (i) the marketing, licensing, management of distribution and localization of products and services bearing the PLBY Trademarks in the Territory; and (ii) any other business activities as approved from time to time by the Board.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, Hong Kong, BVI or the State of New York, the United States are required or authorized by Applicable Law to be closed.

“BVI” means the British Virgin Islands.

“Class A Distribution Percentage” means the amount (expressed as a percentage) equal to the number of issued and outstanding Class A Shares divided by the aggregate number of issued and outstanding Shares.

“Class A Shares” means the class A ordinary shares of the Company.

“Class B Distribution Percentage” means the amount (expressed as a percentage) equal to the number of issued and outstanding Class B Shares divided by the aggregate number of issued and outstanding Shares.

“Class B Shares” means the class B ordinary shares of the Company.

“Class B Threshold Amount” means an amount equal to the Gross Distributable Income multiplied by the Class B Distribution Percentage.

“Company Securities” means any Class A Shares, Class B Shares, any other class or series of shares (whether now existing or hereafter created), any other shares of the Company or any security, right, option, warrant or instrument that is exercisable for, convertible into, exchangeable for, or entitles the holder to acquire or receive, with or without consideration, any equity securities or economic or voting interests, whether directly or indirectly.

“Control” (including the terms “Controlling”, “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material existing fact, made by such party with actual knowledge of its falsity and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting losses. For the avoidance of doubt, “Fraud” shall not include any claim for equitable fraud, constructive fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentation or any tort based on negligence or recklessness.

“Governmental Authority” means any supranational, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any other supranational, governmental, intergovernmental, or quasi-governmental authority, body, department or organization, any arbitral tribunal, or any regulatory body appointed or recognized by any of the foregoing in each case, in any jurisdiction, or any internationally recognized stock exchange.

“Gross Distributable Income” means, without duplication, for any Year, net income of the Group after taxes for such Year, as set forth in the annual accounts prepared in accordance with HKFRS; provided, that, Gross Distributable Income shall not include any portion of the Adjustment Amount (as defined in the Purchase Agreement) payable to PLBY.

“Group” means the Company and each of its Subsidiaries and “Group Company” means any of them.

“HKFRS” means the Hong Kong Financial Reporting Standards issued by the Hong Kong Institute of Certified Public Accountants.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Hong Kong Subsidiary” means Playboy China Limited, a wholly owned subsidiary of the Company.

“Intellectual Property” means all intellectual property rights of every kind and description, throughout the world, including all (i) trademarks, service marks, trade names, slogans, logos, trade dress, brand names, Internet domain names, social media addresses and other similar designations of source or origin; (ii) patents, utility models and industrial design registrations (including any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations, substitutions and extensions of any of the foregoing); (iii) copyrights, copyrightable subject matter and moral rights and rights of attribution and integrity; (iv) rights in Confidential Information, trade secrets, know-how and all other confidential or proprietary information, including rights in inventions and databases; and (v) all rights in the foregoing and in other similar intangible assets (in each case whether registered or unregistered and including applications for the grant of any of the foregoing and the right to apply for any of the foregoing in any part of the world).

“Lien” means any lien, security interest, claim, prior assignment, mortgage, charge, pledge, conditional sales contract, collateral security arrangement or other title retention arrangement, restriction (including, in the case of real property, rights of way, use restrictions, and other reservations or limitations of any nature) or encumbrance whatsoever; provided, that, “Lien” shall not include any Lien that any secured lender of Playboy, Inc., PLBY Parent or any of their respective Subsidiaries or Permitted Transferees (or any agent for such secured lender, entity owned by such agent or secured lender or any Affiliate of such agent or secured lender) may have on the equity interests of PLBY Parent or any Subsidiary of PLBY Parent (other than any Subsidiary of the Company).

“Master License Agreement” means that certain license agreement dated as of the date hereof, between the Hong Kong Subsidiary and UTG, as such agreement may be amended, modified or restated from time to time in accordance with its terms.

“Minimum Distribution Amount” means as follows: for Year 2026, USD $10,000,000; for Year 2027, USD $9,000,000; and for Years 2028 through and including Year 2033, USD $8,000,000.

“PEII” means Playboy Enterprises International, Inc., a Delaware corporation.

“PEII License Agreement” means that certain license agreement dated as of the date hereof, between PEII and the Company, as such agreement may be amended, modified or restated from time to time in accordance with its terms, and all of the licenses and sublicenses granted to any other party by PEII pursuant to and in accordance with its rights under such license agreement between PEII and the Company.

“Permitted Transferee” means, with respect to each of UTG or PLBY, (a) UTG Parent or PLBY Parent, respectively, (b) an entity that is directly or indirectly owned as to a majority of its voting securities by UTG Parent or PLBY Parent, respectively; provided, that with respect to PLBY or with respect to any Transfer of the equity interests of PLBY Parent or any of its Subsidiaries, a Permitted Transferee shall include (i) any bona fide secured lender of Playboy, Inc. or its Subsidiaries (or any agent for such secured lender, any entity owned by such agent or secured lender or any Affiliate of such agent or secured lender), and (ii) any Third Party purchaser or other Person to whom any Company Securities or other Restricted Securities are Transferred (A) in connection with any secured lender of Playboy, Inc. or any of its Subsidiaries (or any agent for such secured lender, any entity owned by such agent or secured lender or any Affiliate of such agent or secured lender), exercising its remedies as a secured lender or on behalf of the secured lenders or

(B) at the direction or with the consent of any secured lender of Playboy, Inc. or any of its Subsidiaries (or any agent for such secured lender, any entity owned by such agent or secured lender or any Affiliate of such agent or secured lender) in connection with a default under the relevant loan documents; provided further, that with respect to UTG, a Permitted Transferee shall include the following individuals and any entities or trusts wholly owned by the following individuals: Weiyan Wang, Zhiping Zhang, Wenmin Zhang, Liujun Wan, Jialiang Liu, and Qun Zhan; provided, further, that in any case, such Permitted Transferee (solely to the extent such Permitted Transferee is to become the direct legal owner of the Company Securities) shall agree in writing in the form attached as Schedule 1 hereto to be bound by and to comply with this Agreement.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof, or other entity of any nature whatsoever.

“PLBY IP License” means the intellectual property license to be entered into by the Company and the Hong Kong Subsidiary concurrent with the execution of this Agreement.

“PLBY IP Transfer Agreement” means the transfer agreement with respect to all PLBY Trademarks and designs in the Territory to be entered into by PLBY (or other Affiliate of PLBY) and the Company concurrent with the execution of this Agreement.

“PLBY Trademark” means the trademark applications and registrations specified in Schedule 2.

“PRC” means Peoples’ Republic of China, including Hong Kong and the Macau Special Administrative Region but for the sole purposes of this Agreement excluding Taiwan.

“PRC GAAP” means the PRC Accounting Standards for Business Enterprises (企业会计准则), as promulgated and amended from time to time, and their interpretations, guidelines and implementation rules.

“Prohibited IP Acquisition” has the meaning set forth in Clause 10.1.2(c).

“Purchase Agreement” means that certain Purchase Agreement by and among UTG, PLBY, PLBY Parent and the Company, dated as of the date hereof.

“Purchase Completion Date” means the date on which UTG has purchased all of the Class B Shares it is required to purchase under the Purchase Agreement.

“Restricted Securities” means (i) with respect to UTG, (A) the Company Securities owned by UTG and any of UTG’s Permitted Transferees and (B) any equity interests or other securities of any entity which could be the subject of a Transfer, as defined herein, and (ii) with respect to PLBY, (A) the Company Securities owned by PLBY and PLBY’s Permitted Transferees, and (B) any equity interests or other securities of any entity which could be the subject of a Transfer, as defined herein.

“Shares” means the Class A Shares and the Class B Shares.

“Shortfall Amount” means the portion of the Minimum Distribution Amount due and payable to PLBY hereunder which the Company does not have Available Cash to pay to PLBY.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, entity, company, branch office or other organization, whether incorporated or unincorporated, (i) of which such Person or any subsidiary of such Person is a general partner, manager or managing member, (ii) of which such Person or any one or more of its subsidiaries, or such Person and one or more of its subsidiaries, owns a majority of the outstanding equity or voting securities or interests which have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions of such corporation or other organization or (iii) which such Person, directly or indirectly, Controls.

“Tax” means any and all taxes, assessments and other governmental charges, duties, impositions, levies, customs, tariffs and fees and liabilities of the same or similar nature, including taxes based upon or measured by gross receipts, income, profits, gain, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, escheat, unclaimed property, capital gains, enterprise income employment, alternative minimum, estimated, stamp, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect thereto.

“Territory” means the PRC.

“Third Party” means any Person who, immediately prior to the contemplated transaction: (a) does not, directly or indirectly, own or have the right to acquire any outstanding shares; or (b) is not a Permitted Transferee of any Person who, directly or indirectly, owns or has the right to acquire any Shares.

“Threshold Amount” means an amount equal to the Minimum Distribution Amount plus the Class B Threshold Amount.

“Transaction Documents” means this Agreement, the Purchase Agreement, the UTG Management Agreement, the PLBY IP Transfer Agreement, the PLBY IP License, the PEII License Agreement, the Brand Support Services Agreement, and the Master License Agreement.

“Transfer” means, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction, merger, scheme of arrangement or other consolidation or business combination, or, unless otherwise provided herein, any sale, transfer or disposition of any entity that directly or indirectly owns the Company Securities or any equity interest in any Subsidiary of the Company), or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing, and, “Transferred” or “Transferring” shall be construed accordingly and “Transferee” and “Transferor” shall have correlative meanings; provided, however, for the avoidance of doubt, a Transfer shall not include (i) the sale, assignment, disposition, exchange or other transfer or pledge of any equity interest or security of Playboy, Inc. or UTG PubCo, or (ii) any sale, transfer or disposition as part of a single transaction (or series of related transactions) in which (A) all of the Company Securities directly or indirectly owned by PLBY Parent or UTG Parent, as applicable, are included in such transaction(s) and (B) such Company Securities directly or indirectly owned by PLBY Parent or UTG Parent, as applicable, collectively constitute no more than 75% of the aggregate value of the assets and equity sold, transferred, or disposed of in such transaction(s).

“US GAAP” means the United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“UTG Default” means (i) UTG’s failure to pay, when due and payable, the purchase price for Shares that is due and payable by UTG in accordance with the terms and conditions of the Purchase Agreement; (ii) UTG’s failure to pay any Shortfall Amount that is due and payable by UTG pursuant to this Agreement within 30 days after written notice from PLBY of any such failure to pay by the date such amounts were initially due and payable; or (iii) UTG or any of its Affiliates (other than the Company or the Subsidiaries) undertakes or attempts to undertake a Prohibited IP Acquisition.

“UTG Management Agreement” means the management services agreement dated as of the Effective Date by and between UTG and the Company.

“UTG Management Services” shall have the meaning set forth in the UTG Management Agreement.

“UTG Parent” means United Trademarks Group Holding Limited, a company organized under the laws of the Cayman Islands.

“UTG PubCo” means UTG Parent following UTG Parent becoming a publicly traded company and listed on the Shanghai Composite, the New York Stock Exchange or Nasdaq Global Select Market.

“WFOE” means Perfect Standard Development (Shanghai) Co., Ltd., the Company’s wholly owned indirect subsidiary in the PRC that engages in the Business in the PRC.

“Year” means a 12-month period beginning on April 1 and ending on March 31 of the following calendar year; for purposes of this Agreement, Year 2026 means April 1, 2026 to March 31, 2027; Year 2027 means April 1, 2027 to March 31, 2028; Year 2028 means April 1, 2028 to March 31, 2029; Year 2029 means April 1, 2029 to March 31, 2030; Year 2033 means April 1, 2033 to March 31, 2034; and Year 2034 means April 1, 2034 to March 31, 2035.

1.2	Other Definitional and Interpretative Provisions. In this Agreement, except where the context otherwise requires:

1.2.1	references to Clauses, Schedules, Exhibits and the Recitals are to clauses, and the recitals of, and the schedules and exhibits to, this Agreement;

1.2.2

references to this Agreement or to any specified provision of this Agreement are to this Agreement or provision as in force for the time being (as amended, modified, supplemented, varied, assigned or novated, from time to time);

1.2.3	a reference to this Agreement includes the Exhibits and Schedules to it, each of which forms part of this Agreement for all purposes;

1.2.4	headings and the table of contents are included in this Agreement for convenience only and do not affect its interpretation.

1.2.5	a reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.2.6

a reference to a “person” shall be construed so as to include any individual, firm, body corporate, joint venture, unincorporated association or partnership, trust, works council, employee representative body, government, governmental body, state, authority or agency (in each case, whether or not having separate legal personality);

1.2.7	a reference to a writing shall include any mode of reproducing words in a legible and non-transitory form;

1.2.8	a reference to a time of the day is to Hong Kong time;

1.2.9	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

1.2.10	a reference to “USD” or “U.S. dollars” shall be construed as a reference to the lawful currency of the United States of America;

1.2.11	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

1.2.12	a reference to any rounding of any number shall be construed such that 0.5 would be rounded up;

1.2.13	words importing the singular include the plural and vice versa;

1.2.14	in construing this Agreement, the so-called “ejusdem generis” rule does not apply and accordingly the interpretation of general words is not restricted by:

(a)	being preceded by words indicating a particular class of acts, matters or things; or

(b)	being followed by particular example; and

(c)	the words “includes” or “include” or “including” shall be deemed to be followed by the words “without limitation”; and

1.2.15

the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and, in the event that a question of interpretation arises (including as to the intention of the parties), no presumption or burden of proof shall arise in favour of or against any party based on the authorship of any provisions.

1.3

References to UTG. References in this Agreement to the shareholding of UTG or Shares held by UTG shall be deemed to refer to the aggregate shareholding of UTG and its Permitted Transferees, or the aggregate Shares held by UTG and its Permitted Transferees, as applicable, unless the context requires otherwise.

1.4

References to PLBY. References in this Agreement to the shareholding of PLBY or Shares held by PLBY shall be deemed to refer to the aggregate shareholding of PLBY and its Permitted Transferees, or the aggregate Shares held by PLBY and its Permitted Transferees, as applicable, unless the context requires otherwise.

2.	SHARES

2.1	Shares in the Company. As of the Effective Date, the issued shares in the Company will consist of (i) Class A Shares and (ii) Class B Shares.

2.2	Rights of Class A Shares and Class B Shares. In addition to the terms and conditions included in the Articles and this Agreement:

2.2.1	the Class A Shares shall also be subject to the respective rights, privileges and restrictions included on Part I of Schedule 3; and

2.2.2	the Class B Shares shall also be subject to the respective rights, privileges and restrictions included on Part II of Schedule 3.

3.	DISTRIBUTIONS

3.1

Distributions for Years Prior to March 31, 2034. From the Effective Date until March 31, 2034 (the “Initial Period”), and subject at all times to (i) Applicable Law (including the laws of BVI) and (ii) to the Board being satisfied, on reasonable grounds, that, immediately after each distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due, the Company shall make the following distributions to holders of Shares in accordance with the following provisions:

3.1.1

Concurrent with the execution of this Agreement, the Company shall distribute, or cause to be distributed, 50% of the applicable Minimum Distribution Amount to the holders of Class A Shares in accordance with such holders’ pro rata portion of the outstanding Class A Shares; provided, that, if there is not sufficient Gross Distributable Income or Available Cash, as applicable, to make such distribution, then UTG shall pay or cause to be paid, to the Company, in accordance with Clause 4.2, the Shortfall Amount (without any additional equity being issued by the Company in connection with such payment), and the Company shall distribute, or cause to be distributed, 50% of the applicable Minimum Distribution Amount to the holders of Class A Shares in accordance with such holders’ pro rata portion of the outstanding Class A Shares. The Minimum Distribution Amount for Year 2026 is subject to reduction pursuant to the terms of the Purchase Agreement.

3.1.2

On September 15 of each Year during the Initial Period, the Company shall distribute, or cause to be distributed, 50% of the then applicable Minimum Distribution Amount to the holders of Class A Shares in accordance with such holders’ pro rata portion of the outstanding Class A Shares; provided, that, if there is not sufficient Gross Distributable Income or Available Cash, as applicable, to make such distribution, then UTG shall pay or cause to be paid, to the Company, in accordance with Clause 4.2, the Shortfall Amount (without any additional equity being issued by the Company in connection with such payment), and the Company shall distribute, or cause to be distributed, 50% of the applicable Minimum Distribution Amount to the holders of Class A Shares in accordance with such holders’ pro rata portion of the outstanding Class A Shares.

3.1.3	Beginning on March 31, 2027, and on March 31 of each Year thereafter during the Initial Period:

(a)

to the extent Gross Distributable Income (inclusive of any prior distribution of the Minimum Distribution Amount but exclusive of any Shortfall Amount paid to the Company) is greater than the Threshold Amount, then the Company shall: (i) distribute, or cause to be distributed, to the holders of Class A Shares, 50% of the then applicable Minimum Distribution Amount to the holders of Class A Shares in accordance with such holders’ pro rata portion of the outstanding Class A Shares; (ii) if applicable, pay, with any remaining amounts, to UTG the aggregate amount of payments of the Shortfall Amount that UTG has made to the Company during such Year (the “UTG Repayment Amount”); and (iii) distribute any remaining amounts to the holders of Shares, as follows: (x) to the holders of Class A Shares, an amount equal to (x) the product of the Class A Distribution Percentage multiplied by such remaining amounts, less (y) the Minimum Distribution Amount for such Year actually paid to the holders of Class A Shares (inclusive of any distribution in accordance with subclause (i) above) (provided, that, if such number is a negative number, it shall be deemed to be zero), and (y) to the holders of Class B Shares, an amount equal to the Class B Distribution Percentage multiplied such remaining amounts;

(b)

to the extent that Gross Distributable Income (inclusive of any distribution of the Minimum Distribution Amount but exclusive of any Shortfall Amount paid to the Company) is greater than the Minimum Distribution Amount but less than the Threshold Amount, then the Company shall: (i) distribute to the holders of Class A Shares, an amount equal to the Minimum Distribution Amount for such Year less, the Minimum Distribution Amount for such Year actually paid to the holders of Class A Shares, (ii) if applicable, pay to UTG the UTG Repayment Amount; and (iii) distribute to the holders of Class B Shares in accordance with such holders’ pro rata portion of the outstanding Class B Shares any remaining amounts; and

(c)

to the extent that Gross Distributable Income is less than the Minimum Distribution Amount, then, the Company shall distribute the Minimum Distribution Amount to the holders of Class A Shares in accordance with such holders’ pro rata portion of the outstanding Class A Shares less the Minimum Distribution Amount for such Year actually paid to the holders of Class A Shares; provided, that, if there is not sufficient Gross Distributable Income or Available Cash, as applicable, to make such distribution, then UTG shall pay or cause to be paid to the Company, in accordance with Clause 4.2, the Shortfall Amount (without any additional equity being issued by the Company in connection with such payment), the Company shall distribute to the holders of Class A Shares in accordance with such holders’ pro rata portion of the outstanding Class A Shares an amount equal to the Minimum Distribution Amount less the Minimum Distribution Amount for such Year actually paid to the holders of Class A Shares.

3.2

Illustrative Examples. For illustrative purposes only, the following examples illustrate the Year-end results of amounts paid and/or distributed to the Parties under Clause 3.1. These illustrative examples include the payment of any Shortfall Amount but do not include any UTG Repayment Amount that could have been made during such Year.

(a)

Example 1: If, for Year 2026, the Gross Distributable Income is equal to USD$6,000,000, and UTG owns 16.67% of the Company Securities and PLBY owns 83.33% of the Company Securities at the end of such Year, then PLBY shall have received, in the aggregate, $10,000,000 from the Company for such Year, inclusive of a $4,000,000 payment by UTG to the Company of the Shortfall Amount, and UTG shall have received nothing from the Company for such Year.

(b)

Example 2: If, for Year 2027, the Gross Distributable Income is equal to USD$20,000,000, and UTG owns 33.34% of the Company Securities and PLBY owns 66.66% of the Company Securities at the end of such Year, then PLBY shall have received, in the aggregate, USD$13,332,000 from the Company for such Year, and UTG shall have received, in the aggregate, USD$6,668,000 from the Company for such Year.

(c)

Example 3: If, for Year 2028, the Gross Distributable Income is equal to USD$20,000,000, and UTG owns 50% of the Company Securities and PLBY owns 50% of the Company Securities at the end of such Year, then PLBY shall have received, in the aggregate, USD$10,000,000 from the Company for such Year, and UTG shall have received, in the aggregate, USD$10,000,000 from the Company for such Year.

(d)

Example 4: If, for Year 2029, the Gross Distributable Income is equal to USD$12,000,000, and UTG owns 50% of the Company Securities and PLBY owns 50% of the Company Securities at the end of such Year, then PLBY shall have received, in the aggregate, USD$8,000,000 from the Company for such Year, and UTG shall have received, in the aggregate, USD$4,000,000 from the Company for such Year.

3.3

Distributions for Year 2034 and Beyond. For Year 2034 and beyond, and subject at all times to (i) Applicable Law (including the laws of BVI), and (ii) the Board being satisfied, on reasonable grounds, that, immediately after the distribution, the value of the Company’s assets will exceed its liabilities and the Company will be able to pay its debts as they fall due, all distributions shall be made to the holders of Class A Shares and Class B Shares in accordance with their pro rata portion of the Company’s outstanding Shares. The Board may determine the timing and frequency of such distributions, including semiannual or quarterly distributions, subject to Applicable Law. For the avoidance of doubt, no Minimum Distribution Amount or Shortfall Amount obligations shall apply for any Year after Year 2033.

3.4

Alternative Manner of Payments and Distributions. At the request of a Shareholder, and subject to Applicable Law, the Shareholders shall cooperate in good faith to facilitate the payment of any amount to be paid to a Shareholder or its Affiliates in an efficient manner, including upstream through one or more Group Companies to the Company and by the Company to the Shareholders.

3.5	Cumulative Distribution.

3.5.1	Notwithstanding the other provisions of this Clause 3, each of the Shareholders agrees and acknowledges that during the Initial Period:

(a)

any amounts required to be declared and paid as cash distribution to the holders of the Shares pursuant to any other provision of this Clause 3, but that for whatever reason have not been distributed to the holders of Shares in accordance with such provisions, shall cumulate and accrue as an unpaid and undistributed dividend on the Shares for the benefit of holders of Shares (such cumulative and accrued dividend, the “Cumulative Dividend”);

(b)	all Cumulative Dividends shall be paid in accordance with Clause 3.1; and

(c)

to the extent necessary to ensure that the amounts to be distributed under Clause 3.1 and any Cumulative Dividend are distributable under Applicable Law, at a Shareholder’s request, the Company shall (and the Shareholders shall cause the Company to) effect any applicable permitted corporate procedures such that such amounts are available for distribution as soon as reasonably practicable.

3.6

Distributions Generally. In the event any distribution required to be made or otherwise permitted under this Agreement is to be distributed on a day that is not a Business Day, then such distribution shall be made on the Business Day immediately following the day on which such distribution was to be made.

4.	ADDITIONAL FUNDING; PRE-EMPTIVE RIGHTS

4.1

Capital Contributions. Except as explicitly set forth in Clause 4.2, no Shareholder shall be required to provide any funding to or for the benefit of any Group Company or to participate in or provide any guarantee, keepwell, comfort letter or similar undertaking or other credit support in relation to any Group Company or its funding obligations.

4.2	Shortfall Amount.

4.2.1

In the event that all or any portion of the Minimum Distribution Amount has not been distributed to the holders of Class A Shares in accordance with Clause 3.1 and a Shortfall Amount is payable by UTG thereunder, the Company or PLBY shall provide prompt written notice (a “Shortfall Notice”) to UTG of the Shortfall Amount. Within 30 days of receipt of the Shortfall Notice, UTG shall pay or cause to be paid to the Company, an amount equal to the Shortfall Amount.

4.2.2

For the avoidance of doubt, no additional Shares shall be issued by the Company in connection with UTG’s funding of any Shortfall Amount. Such payment shall be made by wire transfer of immediately available funds to an account designated by the Company in writing.

4.3

Subsequent Offerings. Prior to the Purchase Completion Date, the Company shall not issue any Company Securities except in accordance with the Purchase Agreement. After the Purchase Completion Date, the Company shall not issue any Company Securities except for an issuance of Company Securities in accordance with Clause 4.4; provided that any Third Party subscriber shall have entered into a deed of adherence to this Agreement agreeing to exercise all powers and rights available to it as a shareholder of the Company to procure that the provisions of Clauses 3, 4, 5, 8, 10, 12,13, 15, 16 and 17 shall continue to be in effect (including by voting in favor of resolutions at shareholder meetings that are consistent with such an outcome and voting against resolutions at shareholder meetings that are inconsistent with such an outcome).

4.4

Pre-Emptive Rights. If the Company proposes to issue any Company Securities (the “Proposed Securities”), it shall give each Shareholder a written notice (an “Issuance Notice”) describing the Proposed Securities and the number of Proposed Securities to be issued and the price and the terms and conditions upon which the Company proposes to issue the Proposed Securities.

4.4.1

Each Shareholder shall have 20 days from the receipt of the Issuance Notice (such period, the “Pre-Emptive Period”) to purchase its pro rata portion of the Proposed Securities (rounded to the nearest whole Proposed Security) for the price and upon the terms and conditions specified in the Issuance Notice and this Clause 4.4 by giving written notice to the Company and stating therein the quantity of Proposed Securities to be purchased (such written notice, an “Exercise Notice”).

(a)

If, at the end of the Pre-Emptive Period, a Shareholder shall not have delivered an Exercise Notice to the Company, such Shareholder shall be deemed to have waived all of its rights under this Clause 4.4 with respect to the purchase of such Proposed Securities.

(b)

If a Shareholder has delivered an Exercise Notice, the Company shall have 90 days from the date of the Exercise Notice to issue the Proposed Securities (including the Proposed Securities to be purchased by a Shareholder pursuant to the Exercise Notice) at the price and upon other terms that are not less favorable as a whole to the Company than those specified in the Issuance Notice. If the Company proposes to issue any Company Securities after such 90-period, it shall again comply with the procedures set forth in this Clause 4.4.

4.4.2

Each Shareholder who subscribes for its full allocation pursuant to Clause 4.4.1 shall have a further five Business Days to elect to subscribe for any portion of the Proposed Securities not taken up by the other Shareholders on a pro rata basis to its shareholding in the Company.

4.4.3

Notwithstanding the other provisions in this Clause 4.4, the Company shall not be obligated to consummate any proposed issuance of Company Securities, nor be liable to any Shareholder, if the Company has not consummated any proposed issuance of Company Securities pursuant to this Clause 4.4 for whatever reason, regardless of whether it shall have delivered an Issuance Notice or received any Exercise Notice in respect of such proposed issuance; provided that the Company shall refund to a Shareholder any subscription price the Company has previously received from such Shareholder in respect of such proposed issuance of Proposed Securities that are not in fact issued.

4.5

Permitted Issuances. Notwithstanding the foregoing, no Shareholder shall be entitled to purchase the Company Securities as contemplated by Clause 4.4 above, and Clause 4.4 shall not apply, in connection with issuances of Company Securities issued pursuant to any share dividend, share split, reverse share split, reclassification or similar changes in the capital structure of the Company.

5.	CORPORATE GOVERNANCE

5.1

Composition of the Board. The Shareholders agree that, other than as explicitly set forth herein, the business and affairs of the Company shall be managed through a board of directors. The board of directors of the Company shall initially be comprised of five directors (“Directors”), and, upon the Purchase Completion Date, the number of Directors shall increase automatically to six Directors. With respect to the nomination and appointment of Directors:

5.1.1	PLBY shall be entitled to nominate and appoint three Directors (each, a “PLBY Director”); and

5.1.2

Initially, UTG shall be entitled to nominate and appoint two Directors (each, a “UTG Director”), and, upon the Purchase Completion Date and number of Directors increasing to six, UTG shall be entitled to nominate and appoint three Directors (each of which shall be a UTG Director).

5.2	Removal and Replacement of the PLBY Directors and UTG Directors.

5.2.1

In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of a PLBY Director or a UTG Director, each Shareholder shall take all actions necessary to fill such vacancy created thereby with a new nominee to be nominated by the same Shareholder that nominated the Director being replaced, and the Company and the Shareholders hereby agree to take, at any time and from time to time, all actions reasonably necessary to accomplish the same.

5.2.2

Each of PLBY and UTG may appoint its respective nominees to the Board, and remove any Director designated by it from the Board, by written notice to the Company and the other Shareholders. Each of the Shareholders agrees to vote, or act by written consent with respect to, the Company Securities owned or Controlled by it, or to procure the Directors nominated by it to vote, at each annual or extraordinary general meeting of shareholders or meeting of Directors of the Company at which Directors are to be appointed or to take all actions by written consent in lieu of any such meeting, as are necessary to cause the PLBY Directors and the UTG Directors to be appointed to the Board as provided in this Clause 5.

5.3

Alternate Directors. Each of PLBY and UTG shall be entitled at any time and from time to time to appoint any person to act as an alternate to a Director appointed by that Shareholder and to terminate the appointment of such person. Such alternate Director shall be entitled while holding such office as such to receive notices of all meetings of the Board and to attend and vote as a Director at any such meetings at which the Director for whom he or she serves as an alternate is not present, and generally to exercise all the powers, duties and authorities and to perform all functions of the Director for whom he or she serves as an alternate. A Director or any other person may act as an alternate Director to represent more than one Director and an alternate Director shall be entitled at meetings of the Board to one vote for every Director whom he or she represents in addition to his or her own vote (if any) as a Director.

5.4	Action by the Board; Board Meetings.

5.4.1

All actions of the Board shall require (i) the affirmative vote of at least a majority of the Directors present at a duly convened meeting of the Board at which a quorum is present or (ii) the unanimous written consent of the Board.

5.4.2

At any time when PLBY (together with its Permitted Transferees) owns a majority of the issued and outstanding Company Securities, the quorum for transacting business at any Board meeting shall include at least two PLBY Directors and one UTG Director; provided that if a quorum is not present at a Board meeting and the first adjourned Board meeting, the quorum at the second adjourned Board meeting shall be the number of Directors present; and further provided that notice of all meetings, including adjourned meetings, shall be on at least three days’ written notice to each Director.

5.4.3

After the Purchase Completion Date and for so long as UTG owns at least 50% of the issued and outstanding Company Securities, the quorum for transacting business at any Board meeting shall include at least two PLBY Directors and two UTG Directors; and further provided that notice of all meetings, including adjourned meetings, shall be on at least three days’ written notice to each Director.

5.4.4	Meetings of the Board shall be convened at least quarterly, in accordance with the process as set out in the Articles.

5.4.5	All Board proceedings will be conducted in English, with Board papers, agenda and minutes to be prepared in English.

5.4.6

All Board meetings shall be conducted by means of telephone or audio or audio-visual conferencing or other methods of simultaneous communication by electronic, telegraphic or other means by which all persons participating in the meeting are able to hear and be heard at all times by all other participants, without the need for a Director to be in the physical presence of the other Directors, and participation in the meeting in this manner shall be deemed to constitute presence in person at such meeting. The Directors participating in any such meeting shall be counted in the quorum for such meeting and subject to there being a requisite quorum at all times during such meeting, all resolutions agreed by the Directors in such meeting shall be deemed to be as effective as a resolution passed at a meeting in person of the Directors duly convened and held.

5.5

Board Reserved Matters. The Company shall not, and (to the extent applicable) shall cause its Subsidiaries to not, take any of the following actions, without the consent of at least one PLBY Director and at least one UTG Director, so long as PLBY or UTG, as applicable, continues to hold Shares, and, with respect to the UTG Director, so long as no UTG Default has occurred, and, if curable, is continuing (i.e., the consent of such PLBY Director or UTG Director shall only be required to the extent such Shareholder that nominated such Director continues to own Shares, and, with respect to the UTG Director, no UTG Default has occurred, and, if curable, is continuing):

5.5.1

enter into or amend any term of: (i) any employment agreement or arrangement with any employee of the Company; (ii) any stock option, employee stock purchase, or similar equity-based plans; (iii) any benefit, severance, or other similar plan; or (iv) any annual bonus plan or any management equity plan;

5.5.2

enter into the disposition of any (i) any asset of the Company or any Subsidiary (other than any Intellectual Property assets), in excess of USD$50,000 during any 12-month period, (ii) Intellectual Property of the Company or any Subsidiary, other than license agreements entered into in the ordinary course of business, and (iii) any equity interests or other securities of any Subsidiary; and

5.5.3

settle any lawsuit, action, dispute, or other proceeding in excess of USD$100,000, or otherwise assume any liability or agree to the provision of any equitable relief by the Company; provided that, for the avoidance of doubt, the payment of invoices for expenses of the Group otherwise incurred in accordance with this Agreement or any other Transaction Document in the ordinary course of business shall not be prohibited by this Clause 5.5.3.

5.6	Deadlock.

5.6.1

If, at three consecutive Board meetings, the Directors are unable to reach a decision by the required vote (a “Deadlock”), the Board shall refer the matter to the chief executive officers of each of UTG and PLBY who shall attempt to resolve such matter within 30 days following such reference (or such longer period of time mutually agreed in writing by UTG and PLBY). Any resolutions agreed to by UTG and PLBY in writing shall be final and binding on the Company and the Shareholders.

5.6.2

If, after 30 days (or such longer period as mutually agreed), the chief executive officers of UTG and PLBY are unable to resolve the Deadlock, then, either Party may request mediation by delivering written notice to the Company and such other Shareholder. Within 15 Business Days of such request (or such longer period as mutually agreed), the Deadlock will be submitted for mediation (the “Mediation”). The Mediation shall take place in BVI and shall be in English. The Mediation shall be conducted before a single mediator (the “Mediator”) to be unanimously agreed upon in writing by UTG and PLBY. If UTG and PLBY cannot agree on a Mediator, each of UTG and PLBY will select a mediator and such mediators shall select a neutral Mediator who will conduct the Mediation. PLBY and UTG will equally bear the fees and expenses of the Mediator.

5.6.3	If UTG and PLBY are unable to resolve the Deadlock using Mediation, the dispute will be referred to and finally settled by arbitration as set forth in Clause 16.2.

5.6.4

During the continuation of any Deadlock, the Company shall continue to operate in a manner consistent with its prior practices, subject to this Agreement and the UTG Management Agreement, until resolution of such Deadlock. If the Deadlock is with respect to approval of the Company’s annual business plan or operating budget, the Company shall operate its business in accordance with the business plan or operating budget then in effect until such Deadlock is resolved.

5.7

WFOE Legal Representative. The legal representative, general manager, chairman and/or executive director of the WFOE and any other Subsidiaries formed in the PRC shall be approved by PLBY and UTG, and the Shareholders shall procure the Company and its Subsidiaries to take all actions reasonably necessary to effect the appointment of such PLBY nominees.

5.8

Senior Management. The Company shall from time-to-time designate an individual approved by the Board as the Head of Finance of the Company and/or its Subsidiaries, provided that such person shall have been approved in advance by PLBY and UTG in writing.

5.9

Reserved Matters. The Company shall not, and (to the extent applicable) shall cause its Subsidiaries to not, take any of the following actions, without the prior written consent of PLBY and UTG, to the extent that PLBY or UTG, as applicable, continues to hold Shares, and, with respect to UTG, so long as no UTG Default has occurred and, if curable, is continuing (i.e., such holder’s consent shall only be required to the extent such holder continues to own Shares, and, with respect to UTG, no UTG Default has occurred, and, if curable, continuing):

5.9.1

amend, alter, or repeal any provision of the memorandum or articles of association of the Company in a manner that adversely affects the rights of any Shareholder, provided that prior to amending altering or repealing any such provision, the Company shall provide each Shareholder with 30 days written notice of such proposed action;

5.9.2	change the number of directors on the Board;

5.9.3

enter into or be a party to any transaction between the Company or any of its Subsidiaries (on the one hand) and PLBY or any of its Affiliates (on the other hand), except for any such transactions (i) pursuant to the Transaction Documents; or (ii) entered into pursuant to any agreement or transaction previously approved by UTG;

5.9.4

enter into or be a party to any transaction between the Company or any of its Subsidiaries (on the one hand) and UTG or any of its Affiliates (on the other hand), except for any such transactions (i) pursuant to the Transaction Documents; or (ii) entered into pursuant to any agreement or transaction previously approved by PLBY;

5.9.5

enter into, amend, waive, or terminate any agreement, arrangement, or understanding between the Company and any Shareholder or any Affiliate of a Shareholder or any Director, officer, or employee of the Company, as amended, modified, supplemented, or restated from time to time;

5.9.6

issue or sell any Company Securities or enter into or effect any transaction or series of related transactions involving the repurchase, redemption, or other acquisition of Company Securities from any Person;

5.9.7	issue or sell any equity interests or other securities of any Subsidiary;

5.9.8	(i) make any material change to the nature of the Business conducted by the Company; or (ii) enter into any business other than the Business;

5.9.9

incur any indebtedness, pledge or grant Liens on any assets, or guarantee, assume, endorse, or otherwise become responsible for the obligations of any other Person in a single transaction or series of related transactions;

5.9.10	make any loan or advance to, or a capital contribution or investment in, any Person;

5.9.11	make or authorize any dividends or distributions except in accordance with this Agreement;

5.9.12	enter into or amend any commercial arrangement involving annual payments by the Company in excess of USD $100,000;

5.9.13	enter into any joint venture or similar business arrangement;

5.9.14

initiate or consummate any offering of Shares pursuant to a registration statement filed in accordance with the applicable securities laws of any jurisdiction or make a public offering and sale of Shares or any other securities;

5.9.15

enter into a merger, consolidation, interest exchange, or sale, lease, exchange, or other disposition of all or substantially all of the Company’s assets, substantially all of any Subsidiary’s assets, or any equity interests of other securities of any Subsidiary;

5.9.16	wind up, dissolve, liquidate, or terminate the Company or initiate a bankruptcy proceeding involving the Company; or

5.9.17	reinstate the Company after termination.

5.10

Subsidiaries. With respect to any Subsidiary of the Company other than WFOE or any other Subsidiary where Applicable Law would prevent such rights, the Shareholders shall have the same management, voting, and board of director representation rights with respect to such Subsidiary as the Shareholders have with respect to the Company. The Shareholders shall, and shall cause their Director designees to, take all such actions as may be necessary or desirable to give effect to this provision. The initial directors and officers of the Company are set forth on Schedule 5.10 and, following the execution of this Agreement, the Parties will work together in good faith, subject to Applicable Law, to (a) promptly appoint the directors and officers of the Subsidiaries and (b) take all such other actions as may be reasonably requested to effect such appointments.

5.11

Registered Agent. At any time that PLBY and UTG each (together with their respective Permitted Transferees) own 50% of the issued and outstanding Company Securities, (a) the registered agent of the Company may only act upon confirmation provided in writing (email being sufficient) from both a PLBY Director and a UTG Director and (b) the Company shall make clear in any instruction provided to its registered agent that such confirmation is necessary prior to acting upon such instruction from the Company. Each of PLBY and UTG hereby agrees and undertakes that it will not instruct the Company’s registered agent to effect any changes, updates or amendments to the Company’s constitutional documents or statutory registers unless (i) (x) such change would not adversely impact any Shareholder, (y) such change is consistent with the terms of this Agreement and this Clause 5, and (z) the Shareholder taking such action has the full authority to do so under this Agreement; or (ii) with the prior written consent of PLBY and UTG (such consent not to be unreasonably withheld).

6.	EMPLOYEE ARRANGEMENTS; STAFF COSTS

6.1	Employee Arrangements; Staff Costs. Subject to the terms of the UTG Management Agreement, each of PLBY, UTG and the Company acknowledges and agrees that:

6.1.1

all staff and personnel provided by UTG for the purposes of providing the UTG Management Services, shall be employees or service providers of UTG (or its Affiliates) and not employees or service providers of the Company or its Subsidiaries; and

6.1.2

the costs of all such staff and personnel provided by UTG to provide the UTG Management Services shall be costs and expenses borne solely by UTG, except as otherwise set forth in the UTG Management Agreement.

7.	INFORMATION; REPORTING AND INTELLECTUAL PROPERTY

7.1	Financial Information: The Company shall and shall procure its Subsidiaries to, and each of the Shareholders shall use its reasonable efforts to procure the Company and its Subsidiaries to:

7.1.1

keep proper accounting records such that the files, documents, instruments, papers, books and records relating to the business, operations, results of operations, assets and properties of the Group Companies are true, correct, and current and have been maintained in accordance with Applicable Law; and

7.1.2

prepare and deliver to PLBY unaudited monthly consolidated statements of revenue (on a cash basis) and expenses (on an accrual basis) of the Group made up to the last day of each month within six days after the end of each month to which they relate.

7.2

Accounting Policies. Unless otherwise agreed by the Shareholders in writing, the management accounts, annual accounts and audit reports in Clause 7.1 above shall be prepared in accordance with US GAAP; provided that the Company, the Hong Kong Subsidiary, the WFOE and any other Subsidiary of the Company shall also prepare statutory accounts under HKFRS or PRC GAAP as applicable, to the extent required by Applicable Law (including for the purposes of determining the availability of distributable profits under Applicable Law).

7.3

Fiscal Year. PLBY and UTG agree that, unless otherwise agreed by the Shareholders in writing, the Group’s fiscal year shall be January 1 to December 31 of each calendar year with each quarter ending on March 31, June 30, September 30, and December 31 of each such fiscal year.

7.4	PLBY Audit.

7.4.1

UTG shall work with the Head of Finance of the Group to cooperate with and provide reasonable assistance to PLBY, PLBY Parent, the Company, the Hong Kong Subsidiary and the WFOE in relation to the preparation, review and audit of any such financial statements and any other financial statements PLBY Parent may reasonably require under listing rules or securities laws applicable to PLBY Parent.

7.4.2

Each of the Shareholders and the Company agrees that the costs of preparation of any statutory accounts, any review or audit required under Applicable Law and the preparation, review or audit of financial statements required by PLBY and PLBY Parent in accordance with US GAAP shall be included in the operating expenses of the Company and be borne by the Company.

7.5

Inspection Rights. Each Shareholder shall be entitled from time to time to receive information relating to any Group Company or its financial condition, results of operation, business, or corporate affairs, or its business or assets, including onsite access to the books and records and the facilities of the Group; provided that the fees and costs for any such request incurred by the Group or a Shareholder, including the charges of such Shareholder’s designees, attorneys and accountants or other representatives, shall be borne by the Group; provided, further, that such information provided shall be kept confidential in accordance with the terms of this Agreement.

7.6

Change in Tax Treatment. PLBY and UTG shall as promptly as practicable inform each other and the Group of any changes in the tax treatment of the payments that it would receive under this Agreement or the UTG Management Agreement (if any).

7.7

Compliance with Applicable Law. Each Shareholder agrees to provide to the Company such information as may be required by the Board in its reasonable discretion to enable the Company to comply with its obligations under Applicable Law, including relating to the beneficial ownership of the Company.

7.8	Intellectual Property.

7.8.1

The Company shall, at its sole cost and expense, use its commercially reasonable efforts to maintain, protect and enforce the Company’s intellectual property, including the PLBY Trademarks, in the Territory, including, without limitation, in connection with challenges, claims or actions related to the validity or enforceability of the PLBY IP, the cancellation, expiration, suspension or revocation of the Company’s intellectual property, including the PLBY Trademarks, or any infringement, dilution, unauthorized use, or misappropriation in relation to the Company’s intellectual property, including the PLBY Trademarks; provided that the Company and the Shareholders acknowledge and agree that they are entitled to use their reasonable discretion with respect to any enforcement actions. Without limiting the foregoing, the Company shall, at its sole cost and expense, timely pay, or cause to be paid, all necessary fees and make, or cause to be made, all necessary recordations, filings and similar items, in each case, in connection with the maintenance of the Company’s intellectual property, including the PLBY Trademarks, in the Territory.

7.8.2

As soon as reasonably practical after the date hereof, the Group shall use its commercially reasonable efforts to take such actions necessary to transfer any and all sublicenses of the PLBY Trademarks currently in place (other than the sublicenses from the Hong Kong Subsidiary to any other Subsidiary or to UTG), to UTG. To the extent that any such sublicenses may not be transferred to UTG pursuant to Applicable Law or under the terms of such sublicenses, the Group shall not renew any such sublicenses and shall instead allow them to expire on their terms.

8.	RESTRICTIONS ON TRANSFER

8.1	Transfer Restrictions.

8.1.1

Each of UTG (on behalf of itself, UTG Parent all Subsidiaries of UTG Parent), PLBY Parent (on behalf of itself and all of its Subsidiaries) and PLBY hereby agrees not to Transfer, or create or suffer to exist any Lien on, any of the Restricted Securities, including the Company Securities, without the prior written consent of the other such parties, which consent may be given or withheld in such party’s sole discretion for any reason whatsoever, except:

(a)	as permitted pursuant to Clause 8.2 below;

(b)	pursuant to a Transfer conducted in relation to a Proposed Sale (in accordance with Clause 9);

(c)	pursuant to and in accordance with Clause 8.1.2;

(d)	pursuant to and in accordance with Clause 8.1.3; or

(e)	as is otherwise required by this Agreement or as mutually agreed in writing by the Shareholders.

For the avoidance of doubt, the Parties acknowledge and agree that any and all of the rights, restrictions and obligations set forth in this Clause 8 that reference the Transfer of any Company Securities or the Transfer of any Restricted Securities apply to any direct or indirect (including beneficial) ownership of the Company Securities, such that a sale of equity interests of an indirect owner of the Company Securities triggers the rights and obligations set forth in this Clause 8; provided, however, for the avoidance of doubt, a Transfer (including any sale of equity interests of an indirect owner of the Company Securities) shall not include (i) the sale, assignment, disposition, exchange or other transfer or pledge of any equity interest or security of Playboy, Inc. or UTG PubCo, or (ii) the sale, transfer or disposition as part of a single transaction (or series of related transactions) in which (A) all of the Company Securities directly or indirectly owned by PLBY Parent or UTG Parent, as applicable, are included in such transaction(s) and (B) such Company Securities directly or indirectly owned by PLBY Parent or UTG Parent, as applicable, collectively constitute no more than 75% of the aggregate value of the assets and equity sold, transferred, or disposed of in such transaction(s).

8.1.2	Matching Right.

(a)

If, at any time prior to the Purchase Completion Date, PLBY (the “Offeror”) wishes to enter into any agreement or consummate any transaction relating to the Transfer of the Offeror’s Restricted Securities (a “Restricted Transfer”), the Offeror shall, before accepting any Third Party’s offer to consummate a Restricted Transfer (the “Third-Party Offer”), provide at least 30 days written notice to UTG of the terms of the Third-Party Offer and a statement that the Offeror offers to enter into a transaction on the same terms with UTG (the “Offer Notice”), and the financial and other terms and conditions of such offer (the “Offer Terms”). Each Offer Notice constitutes an offer made by the Offeror to enter into an agreement with UTG in accordance with the Offer Terms (the “Final Offer”). For the avoidance of doubt, the Offeror shall not be entitled to enter into any binding agreement with any Third Party prior to the expiration of the Offer Exercise Period (as defined below), including with respect to any break fees or other terms related to the Restricted Securities.

(b)

At any time prior to the expiration of the 30-day period following UTG’s receipt of the Offer Notice (the “Offer Exercise Period”), UTG may accept the Final Offer by delivering to the Offeror a binding letter of intent containing the Offer Terms executed by UTG.

(c)

If, by the expiration of the Offer Exercise Period, UTG has not accepted the Final Offer, and provided that the Offeror has complied with the provisions of this Clause 8.1.2, during the 120-day period following the expiration of the Offer Exercise Period, the Offeror may consummate the Restricted Transfer with a Third Party on Offer Terms that are the same terms set forth in the Offer Notice. If such Restricted Transfer is not consummated within such 120-day period, the terms and conditions of this Clause 8.1.2 will again apply and the Offeror shall not enter into any Restricted Transfer prior to the Purchase Completion Date without affording UTG a matching right on the terms and conditions of this Clause 8.1.2.

(d)

In the event that UTG does not exercise its right pursuant to this Clause 8.1.2 and the Offeror seeks to consummate such Restricted Transfer to a Third Party in accordance with the terms of this Clause 8.1.2, such Restricted Transfer shall only be permitted and effective if, in connection with any such Transfer, the Offeror and any of its Affiliates, including PLBY Parent and PEII, shall assign, and such Third Party shall assume, all rights and obligations of the Offeror and any of its Affiliates, including PLBY Parent and PEII, hereunder and under any and all Transaction Documents for which PLBY, PLBY Parent or PEII continues to have an ongoing obligation. Following the consummation of such Transfer, such Third Party shall be responsible for all obligations, including payment and performance, pursuant to and in accordance with all such documents (including for all obligations and performance required prior to the date of such assignment and assumption).

8.1.3	Right of First Refusal.

(a)

If, at any time when each of PLBY and UTG own 50% of the issued and outstanding Company Securities, an owner of Restricted Securities (“Offering Shareholder”) receives a bona fide offer from any Third Party to purchase all of the Restricted Securities (the “Offered Shares”) owned by the Offering Shareholder and the Offering Shareholder desires to Transfer the Offered Shares (other than Transfers that are permitted by Clause 8.1.1(a) or Clause 8.1.1(b)), then the Offering Shareholder must first make an offering of the Offered Shares to each other Shareholder in accordance with the provisions of this Clause 8.1.3. For the avoidance of doubt, a Shareholder may run a process to seek purchasers for its Restricted Securities, subject to the confidentiality restrictions otherwise set forth herein, provided that any such process that culminates in a bona fide offer from a Third Party to purchase all of the Restricted Securities shall, at the time of such offer, trigger the right of first refusal procedures set forth in this Clause 8.1.3. If such process does not result in such bona fide offer, then such Offering Shareholder may not sell the Restricted Securities to such Third Party.

(b)

The Offering Shareholder shall, promptly after receiving any bona fide offer from the Third Party, give written notice (the “Offering Shareholder Notice”) to the Company and the other Shareholders stating that it has received a bona fide offer from a Third Party and specifying (i) the number of Offered Shares to be Transferred by the Offering Shareholder; (ii) the name of the Third Party; (iii) the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and (iv) the proposed date, time, and location of the closing of the Transfer, which shall not be less than 120 days from the date of the Offering Shareholder Notice. The Offering Shareholder Notice shall constitute the Offering Shareholder’s offer to Transfer the Offered Shares to the other Shareholders, which offer shall be irrevocable until the end of the ROFR Notice Period.

(c)

Upon receipt of the Offering Shareholder Notice, each Shareholder shall have 30 days (the “ROFR Notice Period”) to elect to purchase all (but not less than all) of the Offered Shares by delivering a written notice (a “ROFR Notice”) to the Offering Shareholder and the Company stating that it agrees to purchase such Offered Shares on the terms specified in the Offering Shareholder Notice. Any ROFR Notice shall be binding upon delivery and irrevocable by the applicable Shareholder.

(d)

Each Shareholder that does not deliver a ROFR Notice during the ROFR Notice Period shall be deemed to have waived all of such Shareholder’s rights to purchase the Offered Shares under this Clause 8.1.3, and the Offering Shareholder shall thereafter, subject to the rights of any purchasing Shareholder, be free to sell the Offered Shares to the Third Party in the Offering Shareholder Notice in accordance with Clause 8.1.3(e), without any further obligation to such Shareholder pursuant to this Clause 8.1.3.

(e)

If no Shareholder delivers a ROFR Notice during ROFR Notice Period, the Offering Shareholder may, during the 120-day period immediately following the expiration of the ROFR Notice Period, which 120-day period may be extended as reasonably necessary to obtain any required governmental approvals (as it may be extended, the “ROFR Transfer Period”), Transfer all of the Offered Shares to the Third Party on terms and conditions no more favorable to the Third Party than those set forth in the Offering Shareholder Notice. If the Offering Shareholder does not Transfer the Offered Shares within the ROFR Transfer Period, the rights provided hereunder shall be deemed to be revived and the Offered Shares shall not be Transferred to the Third Party unless the Offering Shareholder sends a new Offering Shareholder Notice in accordance with, and otherwise complies with, this Clause 8.1.3.

(f)

In the event that no Shareholder delivers a ROFR Notice or otherwise waives its rights to purchase any of the Offered Shares, the Transfer of the Offered Shares by the Offering Shareholder to such Third Party shall only be permitted and effective if, in connection with any such Transfer, such Offering Shareholder (together with any of its Affiliates) shall assign, and such Third Party shall assume, all rights and obligations of the Offering Shareholder and any of its Affiliates, including with respect to PLBY, PLBY Parent and PEII, hereunder and under any and all Transaction Documents for which such Offering Shareholder or any Affiliate, including with respect to PLBY, PLBY Parent and PEII, has any obligation immediately prior to the consummation of such Transfer. Following the consummation of such Transfer, such Third Party shall be responsible for all obligations, including the payment and performance of the obligations of the Offering Shareholder, pursuant to and in accordance with all such documents (including for all obligations and performance required prior to the date of such assignment and assumption).

(g)

Each Shareholder shall take all actions as may be reasonably necessary to consummate the Transfer contemplated by this Clause 8.1.3, including entering into agreements and delivering certificates, instruments, and consents as may be deemed necessary or appropriate.

8.2

Permitted Transferees. Each Shareholder, and any Person who owns any equity interests or other securities of any entity which could be the subject of a Transfer, may Transfer any or all of its Restricted Securities, including the Company Securities, to its Permitted Transferees at any time, provided that:

8.2.1

with respect to the Transfer of Company Securities, prior to such Transfer, each such Permitted Transferee (solely to the extent such Permitted Transferee is to become the direct legal owner of the Company Securities) shall have agreed in writing in the form attached as Schedule 1 to be bound by the terms of this Agreement and to assume all of the obligations in this Agreement applicable to UTG (in the case of a Transfer by UTG or its Permitted Transferees) or PLBY (in the case of a Transfer by PLBY or its Permitted Transferees);

8.2.2

such Transfer shall not release UTG (in the case of a Transfer by UTG or its Permitted Transferees) or PLBY or PLBY Parent (in the case of a Transfer by PLBY or its Permitted Transferees) from its obligations pursuant to this Agreement; and

8.2.3

if a Shareholder Transfers less than all of its Company Securities to a Permitted Transferee, such Shareholder shall exercise all rights under this Agreement with respect to the Company Securities held by both such Shareholder and its Permitted Transferee on behalf of itself and such Permitted Transferee, and such Permitted Transferee shall not exercise any rights under this Agreement in its own capacity until such time as such Permitted Transferee holds all Company Securities previously held by the Transferring Shareholder.

For the avoidance of doubt, any Person who owns any equity interests or other securities of any entity which could be the subject of a Transfer other than the Company Securities shall be entitled to Transfer such equity interests to a Permitted Transferee at any time.

8.3

Void Transfers. Any Transfer or attempted Transfer of any Company Securities or Restricted Securities in violation of any provision of this Agreement shall be void, and the Company shall not register any such Transfer in the register of members of the Company.

9.	DRAG ALONG RIGHTS

9.1

Drag Along Rights. At any time following the termination of this Agreement as a result of a UTG Default, if PLBY proposes to Transfer, including by merger, consolidation, sale of Company Securities or otherwise, in the aggregate, more than 50% of the outstanding Company Securities to a Third Party (in each case, a “Proposed Sale”), PLBY shall have the right to require UTG to Transfer all (but not less than all) of its Company Securities to the proposed Third Party purchaser at the same per share consideration and under the same terms and conditions as the Company Securities held by PLBY are sold in the Transfer and to take all actions reasonably necessary for such Proposed Sale, including:

9.1.1

transferring all Shares it holds to the proposed Third Party pursuant to an agreement in which UTG shall provide customary representations and warranties, including with respect to title, authority, and non-contravention;

9.1.2	terminating the Purchase Agreement and any further obligations of the Company or any other party thereunder;

9.1.3	voting all of its Shares in favor of any such Proposed Sale;

9.1.4	instructing each UTG Director to vote in favor of such Proposed Sale to the extent not inconsistent with any fiduciary duties applicable to such UTG Director; and

9.1.5	waiving all rights of appraisal it may have with respect to such Proposed Sale under Applicable Law or otherwise;

provided that UTG shall make only those representations, warranties, covenants, and indemnities pertaining specifically to itself and to the Company, which shall be the same as those PLBY makes with respect to itself and the Company, and UTG’s representations, warranties, covenants, and indemnities shall be made severally and not jointly, and any indemnification obligations shall be limited to (and in no event shall the indemnification obligations be greater than) the aggregate proceeds received by UTG in the Proposed Sale; provided, further, that UTG shall not be required to agree to any non-competition, non-solicitation, or similar restrictive covenant.

9.2

Drag-Along Notice. If PLBY desires to cause UTG to Transfer any of UTG’s Shares in accordance with the terms of Clause 9, PLBY shall give written notice (a “Drag-Along Notice”) to UTG, at least 30 days prior to the proposed consummation of such Transfer, setting forth:

9.2.1	the principal terms and conditions of the Proposed Sale;

9.2.2	the name of the proposed purchaser;

9.2.3

the total enterprise value and per share consideration to be received and all other material terms and conditions of the proposed Transfer, including the form of the proposed agreement with the Third Party, if any; and

9.2.4	if known, the proposed date of the Proposed Sale.

If any of the material information required to be set out in the Drag-Along Notice is changed after the Drag-Along Notice is delivered to UTG, PLBY shall promptly update UTG with all such changes.

9.3	Completion of Transfer pursuant to Drag-Along Sale.

9.3.1

PLBY shall have a period of 120 days (“Drag-Along Sale Period”) following delivery of the Drag-Along Notice to complete the Proposed Sale at the price and on terms not less favorable as a whole than those specified in the Drag-Along Notice.

9.3.2

If, at the end of such Drag-Along Sale Period, PLBY has not completed the Proposed Sale, (i) the Drag-Along Notice shall be null and void, and UTG shall be released from such holder’s obligation under the Drag-Along Notice (but without prejudice to UTG’s obligations under any subsequent Drag-Along Notice); and (ii) PLBY shall return to UTG all documents in the possession of PLBY executed by UTG in connection with the Proposed Sale.

10.	TERMINATION AND DEFAULT

10.1	Termination. This Agreement shall terminate:

10.1.1	upon the mutual written agreement of PLBY and UTG;

10.1.2	upon PLBY giving at least 30 days’ written notice of termination to UTG, if:

(a)

UTG (i) fails to materially comply with the reporting obligations set forth in Schedule 1 of the UTG Management Agreement (provided that such material failure is not due to the failure of the Head of Finance), (ii) fails to pay, when due and payable, the purchase price for Shares that is due and payable by UTG in accordance with the terms and conditions of the Purchase Agreement, (ii) fails to pay any Shortfall Amount that is undisputably due and payable by UTG pursuant to this Agreement within 30 days after written notice from PLBY of any such failure to pay by the date such amounts were initially due and payable, (iii) is in material non-compliance with Applicable Law (which shall be deemed to be the local law of the jurisdiction in which such actions are effected) in connection with its obligations pursuant to this Agreement or any Transaction Document pursuant to which it has obligations, or (iv) is in material non-compliance with US anti-bribery laws, and in each case, such breach or non-compliance, if curable (and not related to the payment of the applicable purchase price under the Purchase Agreement), is not cured within 30 days of PLBY’s written notice of such breach to UTG pursuant to this Clause 10.1.2;

(b)

UTG or UTG Parent is dissolved, liquidated or declared bankrupt, or a voluntary or involuntary bankruptcy filing is made with respect to UTG or UTG Parent and such filing is not stayed within 90 days of the date of its filing;

(c)

UTG or any of its Affiliates (other than the Company or any Subsidiary acting with PLBY’s consent) registers, applies for the registration of, or acquires or attempts to acquire any ownership interest in, any PLBY Trademark or other Intellectual Property of PLBY, PLBY Parent or their respective Affiliates (other than the Company or any Subsidiary acting with PLBY’s consent); except as expressly provided for under the terms of this Agreement or any Transaction Document (such action, a “Prohibited IP Acquisition”); or

(d)	UTG Parent or a UTG Permitted Transferee ceases to Control UTG.

10.1.3	Upon UTG giving at least 30 days’ written notice of termination to PLBY, if:

(a)

PLBY (i) fails to deliver when due the Shares sold by PLBY and purchased by UTG in accordance with the terms and conditions of the Purchase Agreement, (ii) fails to pay any amount of USD $150,000 or more that is due and owing pursuant to its indemnification obligations pursuant to the Purchase Agreement; provided, that any such amounts have been finally determined and such determination is binding upon PLBY in accordance with the dispute provisions of the Purchase Agreement, (iii) fails to transfer or cause the transfer of the PLBY Trademarks as required under the terms and conditions of the PLBY IP Transfer Agreement, (iv) is in material non-compliance with Applicable Law (which shall be deemed to be the local law of the jurisdiction in which such actions are effected) in connection with its obligations pursuant to this Agreement or any Transaction Document pursuant to which it has obligations, or (v) is in material non-compliance with US anti-bribery laws, and in each case, such breach, if curable, is not cured within 30 days of UTG’s written notice of such breach to PLBY pursuant to this Clause 10.1.3; or

(b)

PLBY or PLBY Parent is dissolved, liquidated or declared bankrupt, or a voluntary or involuntary bankruptcy filing is made with respect to PLBY or PLBY Parent and such filing is not stayed within 90 days of the date of its filing;

10.1.4	with respect to a Shareholder, upon that Shareholder and its Permitted Transferees ceasing to own or hold any Company Securities; or

10.1.5	upon the Company ceasing to have more than one Shareholder.

10.2

Termination of UTG Management Agreement. Upon the termination of this Agreement, either party to the UTG Management Agreement shall be entitled to terminate the UTG Management Agreement with immediate effect.

10.3

Survival. In the event of and immediately upon termination of this Agreement pursuant to this Clause 10, this Agreement shall become null and void and have no effect, and further obligations of the Parties under this Agreement shall terminate, and there will be no liability on the part of any Party; provided that:

10.3.1

Clause 8 (Restrictions on Transfer), Clauses 9 (Drag Along Rights), Clause 10 (Termination and Default), Clause 11 (Security Interest), Clause 12 (Announcements and Publicity; Confidentiality), Clause 16 (Governing Law; Dispute Resolution), and Clause 17 (Miscellaneous) shall survive any termination of this Agreement; and

10.3.2	no Party shall be relieved or released from any liabilities arising (a) as a result of a breach occurring at or before such termination or (b) out of Fraud.

11.	SECURITY INTEREST.

11.1	Grant of Security Interest; Scope; Perfection; Negative Pledge.

11.1.1

UTG hereby grants to PLBY Parent (with respect to Shares it owns legally and/or beneficially as of the date hereof (the “Current UTG Shares”)) and shall grant (with respect to any Shares in which it or any Affiliate subsequently acquires the legal and/or beneficial interest after the date hereof and prior to (but including) the Final Closing, the “Future UTG Shares”, together with the Current UTG Shares, the “UTG Shares”)), as security for the full and punctual performance and payment of all of UTG’s and its Affiliates’ obligations to pay, when due and payable, the purchase price for Shares that is due and payable by UTG in accordance with the terms and conditions of the Purchase Agreement and to pay any Shortfall Amount that is due and payable by UTG pursuant to this Agreement within 30 days after written notice from PLBY of any such failure to pay by the date such amounts were initially due and payable, a first ranking, continuing security interest, charge, and mortgage in and to all right, title and interest of UTG in and to all UTG Shares now or hereafter acquired by UTG or any of its Affiliates under the Purchase Agreement (collectively, the “Collateral”).

11.1.2

The Company hereby acknowledges the creation of, and shall record, the security interest in its register of members of the Company and shall not, prior to the release of such security interest over the applicable UTG Shares in accordance with Clause 11.3, register or recognize any Transfer or Lien inconsistent with PLBY Parent’s security interest in respect of the UTG Shares. UTG shall not, and shall cause its Affiliates not to, create, incur, assume or suffer to exist any Lien upon any Collateral, nor sell, assign, transfer or otherwise dispose of any Collateral, prior to the release of such security interest over the applicable UTG Shares in accordance with Clause 11.3 or except as expressly permitted by this Agreement. Any action in violation of the foregoing shall be void and of no effect and shall not be registered by the Company.

11.1.3

Upon the written request of PLBY or PLBY Parent, at any time prior to the release of such security interest over the UTG Shares in accordance with Clause 11.3, UTG shall (i) deliver an Instrument of Transfer in the form attached hereto as Exhibit A, executed but undated, to be held in escrow by the registered agent and only made effective upon an Enforcement Event (as defined therein) in accordance with its terms, and/or (ii) consent to the delivery by the Company of the Letter to Registered Agent in the form attached hereto as Exhibit B, notifying the registered agent of the security interest set forth in this Clause 11.

11.1.4

UTG authorizes PLBY (or its designee) to file a UCC-1 with the Office of the Recorder of Deeds in the District of Columbia in a form mutually agreed by PLBY and UTG. PLBY shall, upon the reasonable request of UTG, file collateral amendments and/or UCC-3s upon the release of the security interest in any Shares as set forth in this Clause 11.3.

11.1.5

For the avoidance of doubt, UTG is only entitled to exercise its rights in Clause 5.5 (Board Reserved Matters) and Clause 5.9 (Reserved Matters) when no UTG Default has occurred, and, if curable, is continuing.

11.2	UTG Default; Notice; Dispute; Cure.

11.2.1

In the event of a UTG Default, PLBY shall provide UTG with written notice of such UTG Default and UTG may dispute such UTG Default by providing PLBY with written notice of such dispute within 30 days of receipt of the notice of UTG Default. To the extent such UTG Default is not related to a payment default but is otherwise curable, UTG shall have 30 days from receipt of such UTG Default notice to cure such UTG Default. If (i) such UTG Default is a payment default, otherwise not curable or, if curable, is not otherwise cured within such 30-day cure period and UTG has not timely delivered to PLBY a written notice of dispute or (ii) the UTG Default is disputed and is finally determined pursuant to Clause 16.2 to have occurred, then PLBY may exercise any or all remedies set forth in this Clause 11.2 without any further consent, notice or other action.

11.2.2

Upon the final determination of a UTG Default, PLBY may transfer to itself (or its nominee) legal and beneficial title to all or any portion of the Collateral by instructing the Company to register such transfer and the Company shall, upon receipt of written instructions from PLBY certifying the occurrence and final determination of a UTG Default, promptly (a) register any transfer of the

Collateral to PLBY (or its nominee); (b) update the register of members of the Company to evidence PLBY’s (or its nominee’s) ownership of the applicable Shares; (c) recognize PLBY’s instructions as to voting and dividends in respect of the Collateral; and (d) take all other actions reasonably requested by PLBY to give full effect to such enforcement.

11.3

Release. Provided that no UTG Default notice been delivered which remains uncured or otherwise under dispute, PLBY shall release from the security interest the Class B Shares as follows: (a) upon consummation of the Final Closing (as defined in the Purchase Agreement) 716 Class B Shares shall be released; and (b) for each of Years 2028 through and including Year 2033, 714 Class B Shares shall be released upon payment to PLBY of the Minimum Distribution Amount applicable for such Year (provided that if the Final Closing occurs in 2026 or 2027, such Year shall be the year that the releases under subclause (b) begin, and the schedule for the remaining number of Class B Shares owned by UTG to be released for such Year and the Years through and including Year 2033 shall be the total number of remaining Class B Shares subject to release divided by such number of Years). For the avoidance of doubt, upon payment to PLBY of the final Minimum Distribution Amount applicable to Year 2033, provided that there is no pending UTG Default notice that has been delivered which remains uncured or otherwise under dispute at such time, all Shares which have not been foreclosed upon shall be released from this security interest at such time such that PLBY shall no longer have a security interest in any of UTG’s Shares as of such date; provided that if a notice of UTG Default is pending as of the end of the Initial Period, the Class B Shares subject to the security interest at such time shall remain subject to the security interest until the earlier of (A) cure of any UTG Default for which such notice was delivered, if curable, (B) final resolution adverse to PLBY of the applicable UTG Default for which notice was delivered, or (C) enforcement or settlement in accordance with this Clause 11. PLBY shall, upon the reasonable request of UTG, execute and deliver to UTG such documents (or agree to the filing or recordation of such documents) as UTG may reasonably request to evidence the releases set forth in this Clause 11.3, without representation, warranty or recourse of any kind.

12.	ANNOUNCEMENTS AND PUBLICITY; CONFIDENTIALITY

12.1	Announcements and Publicity.

12.1.1

No announcement concerning the existence or the subject matter of this Agreement or any ancillary matter shall be made by or on behalf of either Party or its Affiliates without the prior written approval of the other Parties (such approval not to be unreasonably withheld, conditioned or delayed); provided, that, each Party or its Affiliates may make an announcement concerning the existence or the subject matter of this Agreement or any ancillary matter if required by Applicable Law, the rules of any stock exchange on which the securities of a Party or any of its Affiliates is listed, or any Governmental Authority to which that Person is subject or submits, wherever situated, if prior to making any such disclosure, to the extent permitted by law, the disclosing Party promptly notifies the other Parties of such disclosure so the other Parties may seek a protective order or other remedy and the disclosing Party otherwise takes reasonable steps to minimize the extent of any such required disclosure; provided, further, that such advance notice of any disclosure and ability to seek a protective order or other remedy, or any requirement to minimize the extent of any such required disclosure, shall not apply to PLBY’s disclosure of this Agreement or any other Transaction Documents as required under applicable U.S. securities law and/or rules of the stock exchange on which PLBY or its Affiliates is listed.

12.1.2	The restrictions contained in this Clause 12.1 shall continue to apply after termination of this Agreement without limit in time.

12.2	Confidentiality.

12.2.1

“Confidential Information” means all information of any nature and in any form, including, in writing or orally or in a visual or electronic form or in a magnetic or digital form (i) relating directly or indirectly to the Company or any of its Subsidiaries, (ii) relating directly or indirectly to the business or assets of the Company or any of its Subsidiaries, including all information and documents provided to a Shareholder under Clause 7, and (iii) provided by any Party (or its Affiliates) to any other Party (or its Affiliates) pursuant to or in connection with this Agreement.

12.2.2

Subject to Clause 12.2.3, each Party shall treat and keep all Confidential Information of any other Party or any such other Party’s Affiliates as confidential and shall not, without the prior written consent of the other Parties, directly or indirectly disclose such Confidential Information to any Person other than, on a confidential basis, to such receiving Party’s Affiliates and the directors, supervisors, officers, employees, contractors or professional advisors of such receiving Party or its Affiliates but only to the extent they have a “need to know” such Confidential Information for the purposes of this Agreement, provided that the receiving Party shall procure that such recipient shall, in relation to any Confidential Information disclosed to it, comply with the obligations set out in this Agreement as if it were the recipient Party or, in the case of a professional, be under a professional obligation of confidence with respect to such Confidential Information.

12.2.3	Notwithstanding the other provisions of this Clause 12.2, a Party may disclose Confidential Information which would otherwise be subject to the provisions of Clause 12.2.2, if and to the extent:

(a)	required by Applicable Law to which such party is subject or required for the purpose of any judicial proceedings;

(b)	required by the rules of any stock exchange on which the securities of a Party or its Affiliates is listed;

(c)

that such disclosure is to a Party’s auditors, actual or prospective financiers or professional advisors that have a legitimate need to know the Confidential Information and are bound by a duty of confidence with respect to such Confidential Information similar to the obligations of confidentiality imposed by this Agreement;

(d)

on a confidential basis to a bona fide third party wishing to (i) acquire Shares from a Shareholder in accordance with the terms of this Agreement or (ii) willing to invest in or acquire the equity or assets of, or merge or consolidate or undergo a scheme of arrangement or business combination with, or loan money to, a parent entity of a Party, provided that such third party is bound by confidentiality obligations for the benefit of the Company or the disclosing Party materially similar to those contained in this Clause 12.2;

(e)	required by any Governmental Authority to which it is subject or submits;

(f)	the information has come into the public domain through no fault of that party or any of its Affiliates or representatives; or

(g)	that the other Parties have given prior written consent to the disclosure.

12.2.4	The restrictions contained in this Clause 12.2 shall continue to apply after termination of this Agreement without limit in time.

13.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

13.1	Representations and Warranties. Each Party represents and warrants to the other Parties that:

13.1.1

Organization and Standing. Such Party is a corporation or other legal entity duly organized or incorporated, validly existing and in good standing (where such concept generally applies) under the laws of the jurisdiction of its organization or incorporation.

13.1.2	Authority; No Conflict.

(a)

Such Party has all necessary corporate or entity power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby have been duly and validly authorized by such Party and no other proceedings on the part of such Party are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Party, and, assuming the due authorization, execution and delivery by the Company and each other Party, constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(b)

None of the execution and delivery of this Agreement nor the consummation by such Party of the transactions contemplated hereby will (x) conflict with or result in any breach of any provision of the memorandum and articles of association, charter, by-laws, memorandum, certificate of registration and business license, or other comparable document of such Party, (y) breach or violate any applicable legal requirements or any judgment, order, decree, injunction or other determination or award by or with any Governmental Authority applicable to such Party, or by which any of the properties or assets of such Party are bound or (z) conflict in any material respect with, result in a material violation or breach of, constitute a default under (or create an event which, with or without notice or lapse of time or both, would constitute a default under), result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, any contract to which such Party is a party, except, in the case of sub clauses (y) and (z), as would not have a material adverse effect on the ability of such Party to perform its obligations hereunder.

13.1.3

No consents. No consents, approvals or filings, other than any consents, approvals or filings obtained or made prior to the Effective Date, are required to be obtained or made by such Party in connection with, or as a result of, the execution and delivery of this Agreement or any instrument or document required hereby to be executed and delivered by such Party on the Effective Date.

13.2	Controlled by UTG Parent. UTG represents and warrants to PLBY that, as of the date of this Agreement, UTG is Controlled by UTG Parent.

13.3	Controlled by PLBY Parent. PLBY represents and warrants to UTG that, as of the date of this Agreement, PLBY is Controlled by PLBY Parent.

14.	APPROVAL OF ANNUAL BUDGET AND BUSINESS PLAN

14.1

Delivery of Plan. UTG shall prepare and deliver, or shall cause to be prepared and delivered, to the Board a proposed annual budget and business plan for the Group, no later than 90 days prior to January 1 of each calendar year.

14.2

Review of Plan. The Board shall review the proposed annual budget and business plan and either (i) approve the proposed annual budget and business plan or (ii) make any changes or modifications thereto and approve the amended annual budget and business plan (in either case, when approved by the Board, the “Approved Operating Budget”).

15.	WAIVERS OF SHARE RIGHTS AND RESTRICTIONS / LIMITATIONS ON TRANSFER

15.1	To the fullest extent Applicable Law so permits:

(a)

Each Shareholder (the “Waiving Shareholder”) may, by giving notice in writing to the Company (the “Notice of Waiver”), waive (in whole or in part) all or any of the rights and privileges (the “Waived Rights and Privileges”) attaching to one or more Shares (the “Relevant Waiver Shares”) held by that Waiving Shareholder. Upon receipt by the Company of the Notice of Waiver (i) the Waived Rights and Privileges shall be deemed to have been waived in respect of such Relevant Waiver Shares and (ii) (save as provided in Clause 15.5) the Waived Rights and Privileges shall (notwithstanding anything to the contrary in this Agreement) no longer be capable of being exercised or otherwise enjoyed in relation to such Relevant Waiver Shares; and

(b)

the Shareholders may, by unanimous written consent, agree to waive any restrictions or limitations in respect of transfers and other dispositions of shares in the Company as set out in this Agreement and/or the Company’s Memorandum and Articles of Association, and the Company hereby acknowledges and agrees to give effect to any such waiver by unanimous written consent of the Shareholders.

15.2	Any waiver by a Waiving Shareholder pursuant to the provisions of Clause 15.1.1 shall be effective only for the purpose and upon the terms for which it is given.

15.3

Subject to any requirements or restrictions imposed by any one or more of BVI Business Companies Act (as amended), this Agreement and the Company’s Memorandum and Articles of Association, the Company may, by written agreement with the holder of the Relevant Waiver Shares, reinstate the Waived Rights and Privileges in respect of the applicable Relevant Waiver Shares and, upon such agreement becoming effective in accordance with its own terms, the Waived Rights and Privileges shall be deemed to have been reinstated at that time in respect of such Relevant Waiver Shares and shall thereupon be capable of being exercised or otherwise enjoyed in relation to such Relevant Waiver Shares.

15.4

A Shareholder shall not (save to the extent that Clause 15.3 applies thereto) exercise or otherwise enjoy (or purport to exercise or otherwise enjoy) the Waived Rights and Privileges in respect of the applicable Relevant Waiver Shares.

15.5

For the avoidance of any doubt, and subject at all times to Clause 15.1.2, a Shareholder may not (pursuant to Clause 15.1.1) waive all or any of the restrictions and conditions attaching to any of the Shares held by such Shareholder.

16.	GOVERNING LAW; DISPUTE RESOLUTION

16.1

Governing Law. This Agreement and any dispute or claim arising out of or in connection with this Agreement, any non-contractual obligations arising out of or in connection with this Agreement, or the subject matter of this Agreement shall be governed by, and construed in accordance with, the substantive law of the state of Delaware in the United States of America.

16.2	Dispute Resolution.

16.2.1

Any dispute, claim, difference or controversy arising out of, relating to or having any connection with this Agreement, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it (for the purposes of this Clause 16, a “Dispute”), shall be referred to and finally settled by arbitration administered by JAMS pursuant to, JAMS’ Comprehensive Arbitration Rules and Procedures excluding its optional arbitration appeal procedures (“Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause 16. Capitalized terms used in this Clause 16 which are not otherwise defined in this Agreement have the meaning given to them in the Rules:

16.2.2	The seat of the arbitration shall be BVI.

16.2.3

The tribunal shall consist of three arbitrators. One arbitrator shall be nominated by the claimant party and one arbitrator shall be nominated by the respondent party. The third arbitrator shall be jointly nominated by the claimant party’s and respondent party’s respectively nominated arbitrators. Notwithstanding the foregoing, all arbitrators shall be humans, and artificial intelligence arbitrators shall not be permitted.

16.2.4	The language of the arbitration shall be English.

16.2.5

The submission to arbitration in this Clause 16.2 shall not be construed as an intention by the parties to deprive any court or other governmental body or regulatory agency of its jurisdiction to provide interim relief or remedies. The award(s) shall be final and binding on the Parties, and judgment upon any award may be entered and enforced in any court having jurisdiction.

17.	MISCELLANEOUS

17.1

Amendments and Waivers. No amendment or variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties. The expression “variation” shall, in each case, include any amendment, variation, supplement, deletion or replacement however effected. Any waiver of any right or default hereunder shall be effective only in the instance given and will not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver of this Agreement or of any provision hereof will be effective unless in writing and signed by the party against whom such waiver is sought to be enforced. Any delay by any party in exercising, or failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

17.2

Language. This Agreement has been negotiated and executed by the Parties in English. In the event that any translation of this Agreement is prepared for any purpose, the provisions of the English version shall prevail.

17.3	Notices.

17.3.1

All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by overnight prepaid courier, with a copy sent by email at the following addresses and email addresses (or at such other address and email address for a party as shall be specified by like notice) to:

if to PLBY:

For the attention of:
Email:
Address:

with a copy (which shall not constitute notice) to:

For the attention of:

Email:

Address:

if to UTG:

For the attention of:
Email:
Address:

with a copy (which shall not constitute notice) to:

For the attention of:

Email:

Address:

17.3.2

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent on the date on which delivered by hand or courier, as the case may be, and addressed as aforesaid. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

17.4

No Partnership. Nothing in this Agreement shall be deemed to constitute a partnership between the Parties, nor constitute any of them the agent or fiduciary of the other parties or otherwise entitle a Party to bind the other Parties for any purpose, except as provided herein.

17.5

Costs and Expenses. Save as otherwise expressly provided in this Agreement, each Party shall pay its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the transactions contemplated hereby. Any stamp duty (or similar transfer tax) payable in connection with the Transfer of any Shares between the Shareholders pursuant to this Agreement shall be payable by the transferor and the transferee in the Transfer in equal shares.

17.6

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. E-mailed copies of such executed counterparts to this Agreement shall be deemed to be originals for purposes of the effectiveness of this Agreement.

17.7

Further Assurance. Each Party shall, and shall cause its respective Affiliates to, do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

17.8

Entire Agreement. This Agreement and the other Transaction Documents together set out the whole agreement between the Parties in respect of the transactions contemplated by this Agreement and the other Transaction Documents, and supersede any prior agreement, arrangement or understanding (whether oral or written) relating to the transactions contemplated by this Agreement. It is agreed that:

17.8.1

no Party has relied on or shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of any other Party (or its Affiliates) in entering this Agreement except as expressly set forth in this Agreement or in the other Transaction Documents;

17.8.2

except as expressly set forth in this Agreement or in the other Transaction Documents, each of UTG and PLBY hereby disclaims all warranties (express or implied) with respect to the obligations under this Agreement, and all such other warranties are hereby expressly disclaimed;

17.8.3

any terms or conditions implied by Applicable Law in any jurisdiction in relation to this Agreement are excluded to the fullest extent permitted by Applicable Law or, if incapable of exclusion, any right or remedies in relation to them are irrevocably waived;

17.8.4	the only right or remedy of a party in relation to any provision of this Agreement shall be for breach of this Agreement; and

17.8.5

except for any liability in respect of a breach of this Agreement, no Party (or any of its Affiliates) shall owe any duty of care or have any liability in tort under statute or otherwise to any other Party (or any of its Affiliates) in relation to the entering of this Agreement;

provided that this Clause 17.8 shall not exclude any liability for (or remedy in respect of) Fraud. Each Party agrees to the terms of this Clause 17.8 on its own behalf and as agent for each of its Affiliates.

17.9

Successors and Assigns. All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any Party shall bind and inure to the benefit of the successors, heirs and permitted assigns of such Party, whether or not so expressed. None of the Parties may assign, transfer or delegate any of their respective rights or obligations under this Agreement, by operation of law or otherwise, except to Permitted Transferees in accordance with Section 8.2 or otherwise pursuant to and in accordance with Clause 8, or with the consent in writing of PLBY or UTG, as applicable; provided, that PLBY Parent may assign its rights hereunder for collateral security purposes to any secured lender of Playboy, Inc. or any of its Subsidiaries (or any agent for such secured lender, any entity owned by such agent or secured lender or any Affiliate of such agent or secured lender) or to any assignee or assignees of any such secured lender (or any agent for such secured lender, any entity owned by such agent or secured lender or any Affiliate of such agent or secured lender).

17.10

Enforcement. Each Party acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching Party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof (without the necessity of proving actual damages and without posting bond or other security unless otherwise required by Applicable Laws). Notwithstanding this Clause 17, a Party shall not be precluded from applying for the recognition or enforcement of any arbitral award granted in accordance with Clause 16.2, in any court of competent jurisdiction.

17.11	Severability.

17.11.1

In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party), it being intended that each of the Parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable legal requirements, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party).

17.11.2

If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the Parties shall negotiate in good faith in an attempt to agree to another provision (instead of the provision held to be invalid, illegal or unenforceable) that is valid, legal and enforceable and carries out the Parties’ intentions to the greatest lawful extent under this Agreement.

17.12

No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each of the Company and the Shareholders covenants, agrees and acknowledges that except in the event of Fraud no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement (except to the extent expressly set forth herein or therein) shall be had against any current or future director, officer, employee, general or limited partner, equityholder or member of any Shareholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other Applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Shareholder or (except to the extent expressly set forth herein) any current or future member of any Shareholder or any current or future director, officer, employee, partner or member of any Shareholder or of any Affiliate or assignee thereof, as such for any obligation of any Shareholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

17.13

Conflicts with Other Documents. If there are any conflicts or inconsistencies between the provisions of this Agreement on the one hand and the provisions of the Articles or any Transaction Document on the other hand, the provisions of this Agreement shall govern and prevail. If the conflict is with the Articles, the Shareholders shall promptly pass a resolution to amend the Articles such that the provisions of the Articles are consistent with this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Signed for and on behalf of PLBY (BVI) LIMITED

By:	/s/ Ben Kohn
Name: Ben Kohn
Title: Director

UTG BRANDS MANAGEMENT GROUP LIMITED

By:
Name:
Title:

Signed for and on behalf of PLAYBOY CHINA (BVI) LIMITED

By:	/s/ Christopher Riley
Name: Christopher Riley
Title: Director

PLAYBOY ENTERPRISES, INC.

By:	/s/ Marc Crossman
Name: Marc Crossman
Title: Cheif Financial Officer

[Signature Page to Shareholders Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Signed for and on behalf of PLBY (BVI) LIMITED

By:
Name:
Title:

UTG BRANDS MANAGEMENT GROUP LIMITED

By:	/s/ Liujun Wan
Name: Liujun Wan
Title: Director

By:	/s/ Wenming Zhang
Name: Wenming Zhang
Title: Director

Signed for and on behalf of PLAYBOY CHINA (BVI) LIMITED

By:
Name:
Title:

PLAYBOY ENTERPRISES, INC.

By:
Name:
Title:

[Signature Page to Shareholders Agreement]